Exhibit 99.1

DONEGAL MUTUAL INSURANCE COMPANY ANNOUNCES THE

RETIREMENT OF PRESIDENT & CEO DONALD H. NIKOLAUS

Jeffrey D. Miller

Executive Vice President & Chief Financial Officer

Phone: (717) 426-1931

E-mail: jeffmiller@donegalgroup.com

                                                                                                                                                                For Immediate Release

MARIETTA, Pennsylvania, June 8, 2018 – Donegal Mutual Insurance Company, the holder of majority voting control of Donegal Group Inc. (NASDAQ: DGICA and DGICB), announced today that its President and Chief Executive Officer, Donald H. Nikolaus, will retire on September 1, 2018, after serving in that position for the past 37 years. Mr. Nikolaus will then serve as a consultant to Donegal Mutual Insurance Company and Donegal Group Inc. and their respective boards of directors pursuant to the terms of a consulting agreement.

The board of directors named Kevin G. Burke, Acting Chief Executive Officer of Donegal Mutual Insurance Company since October 2017, to succeed Mr. Nikolaus. Mr. Burke is the President and Chief Executive Officer of Donegal Group Inc. and has served as Executive Vice President and Chief Operating Officer of Donegal Mutual Insurance Company since 2014 and in other positions since 2000. Mr. Nikolaus will continue to serve as chairman of the boards of directors of Donegal Mutual Insurance Company and the subsidiaries of Donegal Mutual Insurance Company and Donegal Group Inc.

Mr. Burke commented, “Don Nikolaus took the helm as president of Donegal Mutual Insurance Company in 1981 and led the development of the Company from a one-state mutual insurance company writing approximately $30 million in annual direct premiums to the lead company of the Donegal Insurance Group, which today includes eleven insurance companies serving 26 states and writing approximately $1 billion in annual direct premiums. On behalf of our board of directors, we thank Don for his many years of dedicated service and expert leadership.”

About the Donegal Insurance Group

Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group offers personal and commercial property and casualty lines of insurance in 26 Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. The Donegal Insurance Group has an A.M. Best rating of A (Excellent). Donegal Mutual Insurance Company and Donegal Group Inc. together own Donegal Financial Services Corporation, a grandfathered unitary savings and loan holding company, which owns Union Community Bank, a state savings bank.